Sub-Item 77O

Transactions effected pursuant to Rule 10f-3


RBC FUNDS TRUST: Prime Money Market Fund

Pursuant to Rule 10f-3, the following constitutes the required report of securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period April 1, 2010 through September
30, 2010 in accordance with the Trust's Rule 10f-3
Procedures.


ISSUER: Hyundai Auto Receivables Trust
Trade Date: 8-23-2010
Part of an issue registered under the 1933 Act that is
being offered to the public
3 years operations: Yes
Selling Broker: Bank of America/Merrill Lynch
Selling Syndicate Members: Barclays Capital, Societe
Generale
Amount Purchased:  $30,000,000
Purchase Price: $1,000.00
% of Issue: 11.24%